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                                                                           EXHIBIT 11


                             TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES
                                  COMPUTATION OF EARNINGS PER SHARE
                          (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                                 Twelve Months Ended
                                                                                       December 31,
                                                                          ----------------------------------
ADJUSTMENTS TO NET INCOME (LOSS):                                            1998                    1997
                                                                          ----------              ----------

   Loss before extraordinary items                                        $(107,412)              $ (89,862)
   Preferred stock dividend requirements                                    (23,454)                (16,119)
                                                                          ----------              ----------
   Loss before extraordinary items applicable to
     common stock for basic earnings per share calculation                 (130,866)               (105,981)
   Extraordinary items                                                      (13,069)                (20,973)
                                                                          ----------              ----------
   Net loss applicable to common stock for basic
     earnings per share calculation                                       $(143,935)              $(126,954)
                                                                          ==========              ==========
   Net loss applicable to common stock for
     diluted earnings per share calculation                               $(143,935)              $(126,954)
                                                                          ==========              ==========

ADJUSTMENTS TO OUTSTANDING SHARES:
   Basic earnings per share:
     Average number of shares of common stock <F1><F2>                       61,319                  53,477
                                                                          ==========              ==========
   Total average number of common and common equivalent
     shares used for diluted earnings per share calculation                  61,319                  53,477
                                                                          ==========              ==========

PER SHARE AMOUNTS:
   Loss before extraordinary items
     Basic                                                                $   (2.14)              $   (1.98)
     Diluted <F3>                                                         $   (2.14)              $   (1.98)
   Net loss
     Basic                                                                $   (2.35)              $   (2.37)
     Diluted <F3>                                                         $   (2.35)              $   (2.37)


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(1)   Includes 6,795 shares for the twelve months ended December 31, 1998 and 6,397 shares for the twelve months ended December 31, 1997, of Employee Preferred Stock which, except for a liquidation preference of $.01 per share and the right to elect a certain number of directors to the Board of Directors, is the functional equivalent of common stock.

(2) Pursuant to an employee stock incentive plan (ESIP or the Plan), the Company is required to distribute additional shares of common stock and Employee Preferred Stock as a result of the distribution of additional shares following the effective date of the 1995 reorganization. The Company distributed 931,604 additional shares in July 1997 and 2,377,084 additional shares in July 1998 under this provision. Additionally, the ESIP provides that, continuing through 2002, employees may significantly increase their ownership, through grants or purchases, as set forth in the Plan. The earnings (loss) per share computations do not give any effect to future potential issuances of these shares.

(3) As the effects of including the incremental shares associated with options and warrants and the assumed conversion of the 8% and the 9-1/4% Preferred Stock are antidilutive, such have not been included in the computation of diluted earnings per share.

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